Exhibit 5.1

[Letterhead of Hogan & Hartson L.L.P.]

August 7, 2003

Board of Directors
Orbital Sciences Corporation
21839 Atlantic Boulevard
Dulles, Virginia 20166

Ladies and Gentlemen:

     This firm has acted as counsel to Orbital Sciences Corporation, a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission and relating to the proposed offering of up to $135,000,000 in aggregate principal amount of 9% Senior Notes due July 15, 2011 (the “Exchange Notes”) in exchange for up to $135,000,000 in aggregate principal amount of the Company’s outstanding 9% Senior Notes due July 15, 2011 (the “Outstanding Notes”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.	An executed copy of the Registration Statement.

2.	An executed copy of the Indenture, dated as of July 10, 2003 (the “Indenture”), by and between the Company and U.S. Bank National Association, as trustee, including the form of Exchange Note to be issued pursuant thereto.

3.	The Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of Delaware on June 20, 2003 and as certified by an Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

4.	The By-laws of the Company, as amended, as certified by an Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

5.	Resolutions of the Board of Directors of the Company adopted at a meeting held on June 19, 2003 and resolutions of the Pricing Committee of the Board of Directors

Board of Directors
Orbital Sciences Corporation
August 7, 2003

adopted at a meeting held on July 2, 2003, as certified by an Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the issuance and sale of the Exchange Notes, the preparation and filing of the registration statement and arrangements in connection therewith.

     In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents, and the conformity to authentic original documents of all of the Documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on (i) the Delaware General Corporation Law, as amended, and (ii) the laws of the State of New York (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York). We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the terms “Delaware General Corporation Law, as amended” and “the laws of the State of New York” include the statutory provisions contained therein, all applicable provisions of the Delaware and New York Constitutions and reported judicial decisions interpreting these laws. With respect to clause (ii) above, the opinion expressed herein is based on a review of those laws that, in our experience, are generally recognized as applicable to the transactions contemplated in the Documents.

     Based upon, subject to and limited by the foregoing, we are of the opinion that the Exchange Notes have been duly authorized on behalf of the Company and that, (i) following the effectiveness of the Registration Statement and receipt by the Company of the Outstanding Notes in exchange for the Exchange Notes as specified in the resolutions of the Board of Directors of the Company referred to above, and (ii) assuming due execution, authentication, issuance and delivery of the Exchange Notes as provided in the Indenture, the Exchange Notes will constitute valid and binding obligations of the Company.

     This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

     In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (1) bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (2) the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the

Board of Directors
Orbital Sciences Corporation
August 7, 2003

applicable agreements are considered in a proceeding in equity or at law).

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.